Exhibit 99.1

Contacts:               Jamie Fulmer- (864) 342-5633
                                Director of Investor Relations
                                jfulmer@advanceamerica.net

Advance America Increases Stock Repurchase Program by $100 Million

Spartanburg, S.C., August 16, 2006 - Advance America, Cash Advance Centers, Inc.(NYSE:AEA) today announced that its board of directors has approved an extension of its stock repurchase program to cover an additional $100 million of the Company’s currently outstanding common stock.  The Company’s existing stock repurchase program had previously authorized the repurchase of up to $50 million of the Company’s common stock. Through August 15, 2006, the Company had repurchased approximately 3.5 million shares for an aggregate price of $46 million dollars.  The extension of the stock repurchase program will permit the Company to repurchase up to an additional $100 million of its common stock beyond what has already been repurchased.

In commenting on the board’s authorization, Advance America’s Chief Executive Officer, Ken Compton said, “The Company’s board has determined that an increase in and continuation of the stock repurchase program will serve the best interest of the Company and its stockholders by returning capital to the Company’s stockholders and by providing an attractive investment opportunity for the Company’s funds.”

Share repurchases will be made from time to time and will be executed in the open market, in block trades, or in privately negotiated transactions, and in compliance with, when applicable, Securities and Exchange Commission Rule 10b-18, Regulation M, and other laws.  The program does not require the Company to purchase any specific number of shares.  Any purchases under the program will depend on market conditions.

The Company’s Board of Directors may suspend or cancel the stock repurchase program at any time.

The Company also announced that it has amended its revolving credit facility to permit the repurchase of the additional $100 million of its common stock.

About Advance America

Founded in 1997, Advance America, Cash Advance Centers, Inc. is the country’s leading provider of payday cash advance services with approximately 2,600 centers in 36 states.  The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions.  The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release other than those relating to our historical information or current condition are forward-looking statements.  For example, any statements regarding our future financial performance, our business strategy, and expected developments in our industry are forward-looking statements.  Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable.  Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward-looking statements.  For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, a copy of which is available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamericacash.com.